UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2006

IMMUNICON CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-50677	23-2269490
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania	19006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (215) 830-0777

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 2, 2006, Immunicon Corporation (“Immunicon”) entered into a Supply and Marketing License Agreement (the “License Agreement”) with Kreatech Biotechnology B.V. (“Kreatech”), under which Kreatech granted to Immunicon a royalty-bearing, non-exclusive, non-transferable license to offer for sale, sell, distribute, import, and export to resellers and end users reagents processed using Kreatech’s Universal Linkage System technology (the “Products”) for use with Immunicon’s imaging technologies and instrument platforms. Under the License Agreement, Kreatech has agreed to sell to Immunicon, and Immunicon has agreed to purchase from Kreatech, such quantities of Products as Immunicon will require (subject to certain limitations each quarter based on forecasts provided by Immunicon) at agreed upon rates, which may be adjusted by the parties from time to time.

In consideration for the grant of the rights and licenses under the License Agreement, Immunicon will pay to Kreatech an entrance fee and is also obligated to pay royalties on sales of Products. Immunicon also is obligated to make certain payments to Kreatech upon the completion of certain future milestones.

The License Agreement will terminate on the expiration date of the last to expire of the patents licensed under the License Agreement. In addition, Kreatech may unilaterally terminate this agreement upon written notice to Immunicon if Immunicon becomes bankrupt or insolvent, assigns the rights licensed to it under the License Agreement or is determined by a final judgment of a judicial proceeding to have acted outside the scope of the license granted under the License Agreement. Kreatech also may terminate the License Agreement by giving written notice to Immunicon in the event of a termination of the agreement under which Kreatech in-licenses the right to use certain fluorophores used to produce the labeling reagents. Immunicon may unilaterally terminate this agreement for any reason upon giving 120 days’ written notice to Kreatech, upon which Immunicon would be required to comply with all of its financial obligations under the License Agreement to Kreatech within a period of 12 months after termination of the agreement.

Item 7.01.	Regulation FD Disclosure.

On January 5, 2006, Immunicon issued a press release announcing Immunicon’s entry into the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Press release dated January 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

Date: January 6, 2006	By:	/s/ JAMES G. MURPHY
	Name:	James G. Murphy
	Title:	Senior Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated January 5, 2006.